Exhibit 99.1

Forge Announces Redemption of Public Warrants

●	Action will eliminate all outstanding Public and Forward Purchase Warrants and streamline Forge’s capital structure.

●	Holders of outstanding Public Warrants will have until 5:00 p.m. New York City time on July 11, 2022, to exercise their Public Warrants. Any Public Warrants that remain unexercised at such time on the Redemption Date will be void and no longer exercisable.

SAN FRANCISCO – June 9, 2022 – Forge Global Holdings, Inc. (“Forge” or the “Company”) (NYSE: FRGE), a leading private securities marketplace, today announced that the Company will redeem, at 5:00 p.m. New York City time on July 11, 2022 (the “Redemption Date”) all of its outstanding public warrants and forward purchase warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Public Warrants are currently exercisable for an aggregate of 18,466,604 shares of Common Stock at a price of $11.50 per share.

Under the terms of the Warrant Agreement dated as of December 10, 2020 (the “Warrant Agreement”), by and between the Company (f/k/a Motive Capital Corp), and Continental Stock Transfer & Trust Company, as warrant agent, the Company is entitled to redeem all of the outstanding Public Warrants for a redemption price of $0.01 per Public Warrant (the “Redemption Price”) if the last sales price of the Common Stock is at least $18.00 per share on each of twenty trading days within any thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. This share price performance target has been met.

Any Public Warrants that remain unexercised immediately after 5:00 p.m. New York City time on July 11, 2022 will be void and no longer exercisable, and the holders of those Public Warrants will have no rights with respect to those Public Warrants, except to receive the Redemption Price.

Holders of Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants since the process to exercise is voluntary. Brokers will likely have an earlier deadline for beneficial holders to exercise their Public Warrants than the deadline for registered holders set forth above. If a holder of a Public Warrant does not wish for its Public Warrant to be redeemed, it must exercise such Public Warrant before 5:00 p.m. New York City time on the Redemption Date.

As a result of the redemption, the Company expects that the Public Warrants will cease to be traded on the NYSE on or shortly after July 11, 2022.

The Public Warrants were issued under the Warrant Agreement. Private placement warrants that were issued under the Warrant Agreement and still held by the initial holders thereof or their permitted transferees are not subject to this redemption, although the Company maintains the right to redeem such warrants in accordance with the terms of the Warrant Agreement.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-264367) on June 8, 2022.

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. By combining world-class trading technology and operating expertise, Forge Markets enables private company shareholders to trade private company shares with accredited investors. Forge Company Solutions, Forge Data and Forge Trust along with Forge Markets help provide additional transparency, access and solutions that companies as well as institutional and accredited investors need to confidently navigate and efficiently transact in the private markets. Securities-related services are offered through Forge Securities LLC (“Forge Securities”), a wholly-owned subsidiary of Forge. Forge Securities is a registered Broker Dealer and Member of FINRA/SIPC, an alternative trading system.

Forward Looking Statements

This press release may include, and oral statements made from time to time by representatives of Forge may contain, statements that are not historical facts but are forward looking statements within the meaning of the “safe harbor “provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” ”could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “goal,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict, indicate or relate to future events or trends or Forge’s future financial or operating performance, or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the redemption of the Public Warrants. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, while considered reasonable by Forge and its management are subject to risks and uncertainties that may cause actual results to differ materially from current expectations. You should carefully consider the risks and uncertainties described in the Quarterly Report on Form 10-Q filed on May 16, 2022, including under the heading “Risk Factors,” and other filings Forge makes with the Securities and Exchange Commission. There may be additional risks that Forge presently does not know of or that it currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Forge’s expectations, plans or forecasts of future events and views as of the date of this press release. Forge anticipates that subsequent events and developments will cause its assessments to change. However, while Forge may elect to update these forward-looking statements at some point in the future, Forge specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Forge’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact

Investor Relations:

Dominic Paschel

ir@forgeglobal.com

Media:

Lindsay Riddell

press@forgeglobal.com

Source: Forge Global